Exhibit 15.2
Awareness Letter of Independent Registered Public Accounting Firm
October 30, 2013
Mercury General Corporation
Los Angeles, California

Re:	Registration Statement Nos. 333-62228, 333-01583 and 333-125460
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 30, 2013 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Los Angeles, California